Exhibit 10.7.1

Execution Copy

COLEY PHARMACEUTICAL GROUP, INC.

93 Worcester Street

Suite 101

Wellesley, MA 02481

July 8, 2005

Robert L. Bratzler, Ph.D.

84 Barnes Hill Road

Concord, MA 01742

Re:	Restated and Amended Employment Agreement

Dear Dr. Bratzler:

This letter is to confirm our understanding with respect to your continued employment by Coley Pharmaceutical Group, Inc. (the “Company”) and amends and supersedes the letter agreement between you and CpG ImmunoPharmaceuticals, Inc. dated May 6, 1998, as amended by Amendment No. 1 to the Bratzler Letter Agreement dated November 14, 2000 (collectively, “Former Agreement”). The terms and conditions agreed to in this letter shall hereinafter be referred to as the “Agreement”. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we agree as follows:

1. Employment.

(a) Position. The Company will continue to employ you, and you agree to continue to be employed by the Company, to serve as its President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”), and to perform such services and discharge such duties and responsibilities as may be prescribed by the Board from time to time consistent with the position of the Chief Executive Officer. You shall devote all of your business time and your best efforts to the business and affairs of the Company and to the performance of your assigned duties; provided, however, that, subject to Section 5, you may serve as Director of one other company so long as your services are limited to those of a Director, and provided that such services do not interfere in a material way with the performance of your obligations hereunder.

(b) Location of the Company. The primary location at which you will perform your duties will be the Company’s principal offices at 93 Worcester Street, Wellesley, Massachusetts. You acknowledge, however, that frequent and substantial travel away from the office, both within and outside of the United States, may be reasonably required for the performance of your duties hereunder.

2. Term of Employment.

(a) Term; Termination. Your employment under the Former Agreement commenced on June 1, 1998 (the “Commencement Date”) and continued until May 31, 2000 and thereafter was renewed automatically for five (5) renewal terms of one year’s duration each (i.e. through May 31, 2005). The term of your employment shall continue to renew automatically for any number of renewal terms of one year’s duration each (i.e. from June 1 through May 31), unless either party to this Agreement provides written notice of its intention not to renew this Agreement at least one hundred twenty (120) days prior to the then effective expiration date. Notwithstanding the foregoing, your employment hereunder shall be terminated upon the first to occur of the following:

(i) immediately upon your death or Permanent Disability (as hereinafter defined); or

(ii) by the Company;

(A) upon written notice for Cause, as defined herein, and as set forth below; or

(B) subject to Section 3(d) hereof, without Cause, upon thirty (30) days prior written notice to you of its intent to terminate your employment; or

(iii) by you, upon not less than sixty (60) days prior written notice to the Company.

The right of the Company to terminate your employment hereunder as set forth above, including without limitation the Company’s ability to terminate your employment without Cause, to which you hereby agree, shall be exercisable by written notice sent to you by the Company. Your right to terminate your employment hereunder as set forth above shall be exercisable by written notice sent by you to the Company.

(b) Definition of “Cause”. The Company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon written notice to you. Termination of your employment by the Company shall constitute a termination for Cause only if such termination is for one or more of the following reasons: (i) except as may be caused by your Permanent Disability (as defined in Section 3(e)), your continuing failure to render services to the Company in accordance with your assigned duties consistent with Section 1 of this Agreement and such failure of performance continues for a period of more than thirty (30) days after written notice thereof has been provided to you by the Board; (ii) your willful misconduct or gross negligence which has a material adverse effect on the Company; (iii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company; and (iv) your willful disloyalty, material breach of fiduciary duty or material breach of any of the terms of this Agreement or of the Confidentiality Agreement (as hereinafter defined) or of the Company’s policies or procedures, which breach is incurable or is not cured within thirty days after written notice thereof has been provided to you by the Board specifying in reasonable detail the basis for such termination.

In making any determination under this Section 2(b), the Board shall act fairly and in good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf.

3. Compensation.

(a) Salary. The Company shall continue to pay you as your base compensation for your services and agreements hereunder a base salary at the annual rate of Three Hundred Forty-Five Thousand Dollars ($345,000.00) per year (the “Base Salary”), payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments which you receive, after taking into account the tax benefits (if any) of such payments. Such compensation may be increased at the discretion of the Board.

(b) Bonus. In addition to your Base Salary, you will be entitled to such cash and/or equity bonuses targeted at forty percent (40%) of your Base Salary as are determined from time to time by the Board in its good faith discretion, taking into account, among other factors, your performance and the Company’s performance, less any amounts required to be withheld under applicable law.

(c) Stock Options. Pursuant and subject to the terms of one or more stock option agreements executed by you and the Company pursuant to the Company’s 1997 Stock Option Plan (the “Option Agreements”), the Company granted to you incentive stock options as of June 1, 1998 to purchase up to 622 shares of the Company’s Common Stock (the “Option Shares”), at a purchase price per share equal to the fair market value of the Company’s Common Stock as of the Commencement Date, which options previously became fully exercisable (i.e., are fully vested).

(d) Termination without Cause. Except with respect to the termination of your employment following a Change of Control (as defined and provided in Section 4, below), in the event your employment shall be terminated by the Company without Cause during the term of this Agreement or your employment hereunder is not renewed, then subject to your execution of a general release of claims in favor of the Company, the Company shall continue to pay you your Base Salary for a period equal to the lesser of: (i) twelve (12) months subsequent to such termination, (ii) the period ending on the date of commencement of full-time employment with another employer, or (iii) the period ending on the date of your death; provided, however, that if your annual salary with your new employer is less than two-thirds of your Base Salary under this Agreement, the Company shall pay you the difference between your Base Salary and the annual salary from your new employer for the balance of the period specified above and provided, further, that in no event will any payment be made prior to the first date on which such payment may be made in compliance with the provisions of Section 409A(A)(2)(B)(i) of the Internal Revenue Code of 1986, as amended. Except as provided in the last proviso of the immediately preceding sentence, all payments made under this Section 3(d) shall be made at the times and at the rate specified in Section 3(a) hereof. The Company shall also reimburse you for COBRA premiums paid by you (if you are eligible for and elect COBRA coverage) for up to twelve (12) months and the Company shall treat you as if you were employed for purposes of the vesting of and the exercise of vested stock options or restricted stock awards granted prior to the date of such termination, notwithstanding any contrary provision in the Option Agreement or Stock Option Plan or Restricted Stock Award pursuant to which such option and/or restricted stock had been granted, for a period equal to twelve (12) months. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

(e) Termination for Death or Permanent Disability. In the event of your death during the term of this Agreement, the Company shall pay to your estate all accrued but unpaid Base Salary through the date of your death within ten (10) days thereafter and shall, at the Company’s expense, continue any health care benefit coverage to family members covered under the Company’s benefit plans as of the date immediately preceding your death for a period of not less than 365 days following your death. In the event of your Permanent Disability (as defined below), the Company shall pay you all accrued but unpaid compensation through the effective date of its notice of termination within ten (10) days thereafter and shall continue any health care benefit coverage to you and to family members covered under the Company’s benefit plans as of the date immediately preceding your Permanent Disability for a period of not less than 365 days following such notice. All payments under this Section 3(e) shall be made at the times and at the rates specified in Section 3(a) hereof and all such compensation will be reduced by any disability payments which you receive, after taking into account the tax benefits (if any) of such payments. Notwithstanding any termination of your employment for Permanent Disability, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof). As used in this Section 3(e), your “Permanent Disability” will be deemed to have occurred in the event that (i) you have a mental or physical condition which has prevented or, in the opinion of a physician designated by the Board and you (or, in the absence of agreement by the Board and you as to the physician, by a physician mutually designated by two physicians respectively designated by you and the Board), will prevent you for a period of more than one hundred eighty (180) consecutive days after its onset from performing your duties on a full-time basis, or (ii) you have been so disabled for an aggregate of one hundred twenty (120) business days, whether or not consecutive, within any twelve month period during the term of this Agreement. You agree to submit to an examination by such physician upon the reasonable request of the Board, the cost of which examination shall be borne by the Company.

(f) Other Terminations. In the event your employment shall be terminated by the Company for Cause or in the event you voluntarily terminate your employment, you shall be entitled to no severance or other termination benefits, or any other benefits (except for any health insurance benefits required by applicable law); provided, however, that you shall continue to be bound by all of the terms and conditions of this Agreement (other than Section 1 hereof).

(g) Liquidated Damages Upon the Company’s Material Breach. Except with respect to the termination of your employment following a Change of Control (as defined in Section 4), with respect to which you shall be entitled to the Change of Control Payments and Benefits provided in said Section 4, in the event that the Company breaches this Agreement, and such breach is material and results in the termination of your employment, then you shall be entitled to pay and benefits as provided under and pursuant to the provisions of Section 3(d) as liquidated damages.

4. Change of Control Payments; Benefits.

(a) Termination Events Resulting in Change of Control Payments. In the event of the termination of your employment by the Company, or its successor, without Cause within twenty-four (24) months after a Change of Control or in the event of the termination by you of your employment for “Good Reason” (as defined below) within twenty-four (24) months after a Change of Control, then the Company shall make Change of Control payments to you in the amount set forth in, and payable in accordance with, Section 4(b).

(b) Amount and Payment of Change of Control Payments; Benefits.

(i) The aggregate Change of Control payments referred to in Section 4(a) above shall be equal to the sum of (1) one-twelfth (1/12th) of your annual Base Salary at the time of such termination (or if higher, as of the date immediately preceding the Change of Control) multiplied by twenty-four (24) months, plus (2) an amount equal to one-twelfth (1/12th) of your target annual incentive bonus for the year in which such termination occurs, multiplied by twenty-four (24) months, such sum to be payable in one lump sum not later than thirty (30) days after (x) the date of termination of your employment by (i) the Company under Section 4(a) or (ii) you for “Good Reason” under Section 4(a); or (y) the Determination Date (as defined below), but in no event earlier than the first date on which such payment may be made in compliance with the provisions of Section 409A(A)(2)(B)(i) of the Internal Revenue Code of 1986, as amended.

(ii) You shall not be required to mitigate the amount of any payment provided for in this Section 4(b) by seeking other employment or otherwise. The amount of any payment or benefit provided for in this Section 4(b) shall not be reduced as the result of your employment with another employer after the Termination Date (as defined below) or otherwise.

(iii) Until the second anniversary of the Termination Date, you shall be entitled to participate in the Company’s medical, dental, and life insurance plans (“Company Benefit Plans”), at the highest level provided to you during the period (x) beginning immediately prior to the Change of Control and ending on the Termination Date, and at no greater cost than the cost you were paying immediately prior to the Change of Control; or (y) beginning immediately prior to the Termination Date, and at no greater cost than the cost you were paying immediately prior to the Termination Date, where the provisions of Section 4(d) apply; provided, however, that if you become employed by a new employer, your coverage under the Company Benefit Plans shall continue, but your coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

(iv) Within ten (10) business days after the Termination Date or the Determination Date, if applicable, the Company shall also pay to you earned but unpaid compensation, including, without limitation, any unpaid portion of your bonus accrued with respect to the full calendar year ended prior to the Termination Date and all compensation previously deferred by you on a non-qualified basis but not yet paid.

(c) No Change of Control Payments; Benefits. No Change of Control payments and benefits shall be payable in the event that your employment is terminated (i) by you, except for Good Reason in accordance with Sections 4(a) above, or (ii) by the Company for Cause.

(d) Termination in Connection with Change of Control. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and your employment was terminated by the Company without “Cause” within four (4) months prior to the date on which the Change of Control occurs, if it is reasonably demonstrated by you that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement you shall be entitled to Change of Control payments, benefits and entitlements as provided in Section 4(b) following the Company’s good faith determination (which shall be conclusive) of your fulfillment of your obligations under the provisions hereof (“Determination Date”). You shall give the Company written notice of your intention to pursue Change of Control payments, benefits and entitlements as provided hereunder within thirty (30) days of the date on which the Change of Control occurs, and thereafter you shall, within sixty (60) days after the date of your written notice, submit to the Company all information (including, but not limited to, documents, affidavits, etc.) in support of your position (“Position Statement”). Your failure to timely comply with either of the foregoing shall result in the forfeiture of your entitlement to Change of Control payments, benefits and entitlements. Following your timely compliance with the foregoing, the Company shall notify you, in writing, of its determination within ten (10) business days following the submission of your Position Statement.

(e) Definitions.

(i) For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any one of the following:

A. the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934), other than the Company or its affiliates, from any party of an amount of the capital stock of the Company, so that such person holds or controls 50% or more of the Company’s capital stock; or

B. a merger or similar combination between the Company and another entity after which 50% or more of the voting stock of the surviving corporation is held by persons other than the Company or its affiliates; or

C. a merger or similar combination (other than with the Company) in which the Company is not the surviving corporation; or

D. an acquisition or a divestiture of a substantial portion of the Company’s business; or

E. the sale of all or substantially all of the Company’s assets.

(ii) For purposes of this Agreement, “Good Reason” shall mean the following involuntary circumstances:

A. assignment to you of duties inconsistent with your position (including titles and reporting requirements), authority, duties or responsibilities or any other action by the Company or its successor, which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof from you;

B. a reduction in your annual Base Salary (or an adverse change in the form or timing of the payment thereof), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof from you; or the elimination or material reduction of any benefit under any bonus, incentive or other employee benefit plan in effect on the day immediately preceding the Change in Control, without an economically equivalent replacement, if you were a participant or member of such plan on the day immediately preceding the Change of Control; or

C. the Company’s or its successor’s requiring you (i) to be based at any office or location more than 25 miles away from the office or location where you were performing services immediately prior to the

Change of Control, or (ii) to relocate your personal residence, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.

For purposes of this Section 4(e)(ii), any good faith determination of “Good Reason” made by the Company shall be conclusive.

(iii) For purposes of this Agreement, “Termination Date” shall mean the date of your last day worked if your employment is terminated by the Company pursuant to Section 4(a), or if your employment is terminated by you for “Good Reason” pursuant to Section 4(a), or if the provisions of Section 4(d) apply.

(f) Retiree-Medical Benefits. If you are, or would become fifty-five (55) or older, or your age and service equal fifty-five (55), within two (2) years of the Change of Control, you will be eligible for retiree medical benefits (as such are determined immediately prior to the Change of Control) based on the terms and conditions of the applicable plans in effect immediately prior to the Change of Control.

(g) Option Vesting. If your employment with the Company is terminated pursuant to Sections 4(a) or 4(d), 100% of any options to purchase shares of Common Stock of the Company held by you on the date immediately preceding the Termination Date, which options are then subject to vesting, shall, notwithstanding any contrary provision in the option agreement or stock option plan pursuant to which such options had been granted, be accelerated and become fully vested and exercisable on the date immediately preceding the Termination Date. All other terms of your options shall remain in full force and effect.

(h) Lapsing Purchase Right. If your employment with the Company is terminated pursuant to Sections 4(a) or 4(d) and, on the date immediately preceding the Termination Date, you then hold (i) any shares of Common Stock of the Company received upon exercise of stock options granted to you, which shares are subject to a “Lapsing Purchase Right,” and/or (ii) any outstanding options to purchase shares of Common Stock of the Company, which, upon exercise thereof, would result in the issuance to you of shares of Common Stock subject to a “Lapsing Purchase Right,” then, notwithstanding any contrary provision in the relevant option agreement or stock option plan pursuant to which such options had been granted, such Lapsing Purchase Right shall expire in its entirety with respect to shares of Common Stock then outstanding and with respect to shares of Common Stock issuable upon exercise of outstanding stock options, on the date immediately preceding the Termination Date and all of such shares of Common Stock shall become transferable free of restriction (upon issuance, in the case of the exercise of outstanding stock options), subject to the applicable provisions of federal and state securities laws. All other terms of your options shall remain in full force and effect.

(i) Restricted Stock. If your employment with the Company is terminated pursuant to Sections 4(a) or 4(d) and, on the date immediately preceding the Termination

Date, you then hold shares of Common Stock of the Company that are subject to restrictions on transfer (“Restricted Stock”), which shares were issued to you in a transaction other than pursuant to the exercise of a stock option, then, notwithstanding any contrary provision in the relevant stock purchase agreement or other instrument pursuant to which you acquired such shares of Restricted Stock, such restrictions shall expire in their entirety on the date immediately preceding the Termination Date and all of such shares of Common Stock shall become transferable free of restriction, subject to the applicable provisions of federal and state securities laws. All other terms of any existing stock purchase or similar document shall remain in full force and effect.

(j) Gross-Up Payment. In the event it shall be determined that any Change of Control payment provided by and calculated under Section 4(b)(i) and paid in accordance with Sections 4(a) or 4(d) (“Payment”) would be subject to the excise tax imposed by Section 4999 of Title 26, Internal Revenue Code (“Code”) or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(k) Determination of Gross-Up Payment – Accounting Firm. Subject to the provisions of Section 4(l) hereof, all determinations required to be made under this Section 4(k), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as you may designate (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of written notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4(k), shall be paid by the Company to you within five (5) business days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Company should have been made (each an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(l) hereof and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

(l) Claim Effecting Gross-Up. You shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (but your failure to comply with this notice obligation shall not eliminate your rights under Section 4(j) except to the extent the Company’s defense against the imposition of the Excise Tax is actually prejudiced by any such failure). You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing, from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(l) hereof, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if you are required to extend the statute of limitations to enable the Company to contest such claim, you may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by you of an amount advanced by the Company pursuant to Section 4(l), you receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 4(l), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven.

(m) Credit Against Change of Control Payments and Benefits. Any pay and benefits paid or made available to you pursuant to the provisions of Section 3(d) will be credited against any Change of Control payments or participation in any Company Benefit Plans to which you become entitled pursuant to the provisions of Section 4(d). In the event that the pay and benefits made available to you pursuant to the provisions of Section 3(d) exceed the Change of Control payments and participation in any Company Benefit Plans to which you may become entitled pursuant to the provisions of Section 4(d), you shall not be entitled to any Change of Control payments or participation in any Company Benefit Plans.

5. Benefits and Reimbursement of Expenses.

(a) Vacation and Holidays. You shall be entitled to four weeks of paid vacation leave per year for each twelve months of service performed by you, at such time or times as are mutually agreeable to the Company and you and otherwise in accordance with the Company’s vacation policy as in effect from time to time. If you do not use your vacation leave in any calendar year, you may not carry the unused days over from year to year. The Company will not pay you any additional compensation for any accrued vacation time which is not used. You shall also be entitled to up to 10 paid holidays per year as determined by the Company in accordance with custom and the Company’s holiday policy as in effect from time to time.

(b) Employee Benefit Plans. You shall also be entitled to receive at the Company’s expense medical and dental insurance commensurate with that provided by other companies in this industry and in the Boston area and reasonably satisfactory to you. You shall also participate in any other employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally (including, without limitation, group life and other insurance, retirement, pension, profit-sharing and similar plans, if any), but only if and to the extent provided in such employee benefit plans.

(c) Reimbursement of Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred and documented by you in furtherance of the Company’s business in accordance with the policies adopted from time to time by the Company.

(d) Key Man Life Insurance. The Company shall have the right to maintain one or more “key man” life insurance policies on your life naming the Company as beneficiary in the aggregate amount of up to Two Million Dollars ($2,000,000), for as long as you are employed by the Company. You shall have no right, title or interest in or to any such life insurance policies, except to the extent your estate or a trust established by or for you or your beneficiaries are specifically named as beneficiaries thereof or as otherwise expressly agreed in writing by the Company. You agree to submit to any medical or other examinations, the cost of which shall be borne by the Company, and to execute and deliver any applications and other instruments in writing that are reasonably necessary for purposes of obtaining and maintaining such key man life insurance.

6. Prohibited Competition. For purposes of this Section 6, the term, “Company”, shall include all of the Company’s direct or indirect subsidiaries, if any.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You acknowledge and agree that a business will be deemed competitive with the Company if it performs any of the services performed or under active consideration by the Company or researches, develops, manufactures or sells any products competitive with the products provided or offered or under active consideration by the Company (such business to be referred to as a “competitive business”).

(iii) You further acknowledge and agree that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such confidential information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information and training could be used by you to compete with the Company.

(b) Covenants Not to Compete. During the term of your employment hereunder (the “Term”) and, unless you terminate your employment because of a breach of a material term of this Agreement by the Company (which breach is not cured within thirty (30) days after written notice thereof is provided to the Company), for a period of eighteen (18) months following the expiration or termination of the Term (the “Post-Employment Period”), whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

(i) for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any competitive business anywhere in the world (the “Restricted Territory”), except that nothing contained herein shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed three (3%) percent of the issued and outstanding securities of any class of securities of such business; or

(ii) either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, on behalf of a competitive business, any actual or prospective joint venture or collaborative research partners or customers of the Company, located within the Restricted Territory; or

(iii) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company to leave the services of the Company for any reason.

For purposes of the Post-Employment Period, a competitive business shall be determined by reference to the business of the Company as of the date your employment with the Company terminates. Nothing contained herein shall prevent you from being employed by or rendering services to an entity engaged both in a competitive business and in businesses which are not competitive businesses where such employment or rendering of services is not related in any way to the competitive business and where such competitive business accounts for less than twenty-five (25%) of the budgeted expenses of such an entity in the fiscal year in which such determination is made.

(c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 6 are narrow and reasonable in relation to the skills which represent your principal saleable asset both to the Company and to your other prospective employers, and (ii) the broad geographical scope of the provisions of this Section 6 is reasonable, legitimate and fair to you in light of the Company’s need to enter into collaborations, market its services and sell its products throughout the world in order to have a sufficient customer base to make the

Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d) Survival of Acknowledgments and Agreements. Your acknowledgements and agreements set forth in this Section 6 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

7. Protected Information. You previously executed and delivered a Confidentiality Agreement, a copy of which is attached hereto as Exhibit A (the “Confidentiality Agreement”), the obligations and undertakings of which you ratify and reconfirm.

8. Enforcement of Confidentiality Agreement and Prohibited Competition Covenants. You hereby expressly acknowledge and agree that if you breach the covenants set forth in the Confidentiality Agreement or the covenants contained in Section 6, the Company may enforce such covenants and, if such breach is material, shall be entitled to terminate all payments and benefits to which you are otherwise entitled under any of the provisions of this Agreement.

9. Disclosure to Future Employers. You agree that you will provide and that the Company may similarly provide in its discretion, a copy of the covenants contained in Section 6 of this Agreement and the covenants contained in the Confidentiality Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

10. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same, including without limitation any of the foregoing recorded on any computer or machine readable medium.

11. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

12. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder (provided that notice of any change of address must actually have been received to be effective hereunder) and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Coley Pharmaceutical Group, Inc.
93 Worcester Road
Suite 101
Wellesley, MA 02481
Attention: Mr. James Thomas, Director

With a copy to:	Attorney Mary E. O’Neal
Masterman, Culbert & Tully LLP
One Lewis Wharf
Boston, MA 02110

If to you:	Robert L. Bratzler, Ph.D.
84 Barnes Hill Road
Concord, MA 01742

With a copy to:	Constantine Alexander, Esq.
Nutter, McClennen & Fish, LLP
One International Place
Boston, MA 02110-2699

Except as provided above, all notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day, following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Option Agreements, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or to be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Exclusivity of Pay and Benefits. Your receipt of pay and benefits under the terms of Sections 3(d) and 4 shall be in lieu of any severance payments and benefits to which the Company’s employees are otherwise entitled pursuant to any severance program or policy of the Company.

(d) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(e) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(f) Assignment. The Company shall assign its rights and obligations under Section 4(a) to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty (50%) percent or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. In the event of any such assignment by the Company, the Company shall not be discharged from its liability hereunder. Otherwise, the Company’s rights and obligations under this Agreement may not be assigned by the Company without your prior written consent. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

(g) Benefit. Subject to Section 12(f), all statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective heirs, personal representatives, successors and permitted assigns of each party hereto. Subject to Section 12(f), nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(h) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(i) Arbitration. Except with respect to the provisions of Section 6 hereof, any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the office of the American Arbitration Association in Boston, Massachusetts, shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of The Commonwealth of Massachusetts shall govern.

(j) Survival of Obligations; Enforcement. Your duties hereunder shall survive the termination of your employment by the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of Section 6 may be inadequate. You further expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 6 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 6 of this Agreement.

(k) Jurisdiction and Service of Process. Except to the extent provided in Section 12(i), any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12(a) hereof.

(l) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(m) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(n) Interpretation. The parties hereto acknowledge and agree that (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not apply to this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

(o) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other further action in any circumstances without such notice or demand.

(p) Expenses. (i) Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of the other party’s legal fees and costs of litigation incurred in enforcing this Agreement and, except as otherwise provided in Section 3(g), all of the other party’s costs and expenses resulting from said breach. (ii) No later than fifteen (15) days following the execution of this Agreement, the company shall pay all legal fees and expenses incurred by you in connection with the negotiation and execution of this Agreement and related transactions up to a maximum of five thousand dollars ($5,000).

(q) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(r) Indemnification. The Company shall indemnify you to the maximum extent provided in its charter and by-laws and shall advance expenses to you as provided therein and shall not alter, modify or amend any provisions of the charter or by-laws relating to indemnification of officers and directors or the advancement of expenses so as to materially adversely affect your rights hereunder without your prior written consent. The Company hereby confirms that the Company’s Certificate of Incorporation, as amended, provides for the advancement of expenses to directors and officers with respect to claims covered by Section 145 of the General Corporation Law of the State of Delaware, as amended. The provisions of this Section 12(r) shall survive the termination of this Agreement.

(s) Board Membership. The Company acknowledges that your agreement to continue to be employed hereunder is based, in part, upon the agreement of the Company to continue to use its best efforts to cause you at all times during the term of your employment to be a member of the Board of Directors of the Company and each subsidiary of the Company.

In Witness Whereof, the undersigned have duly executed and delivered this Agreement as of the date first written above.

COLEY PHARMACEUTICAL GROUP, INC.

By:	/s/ James Thomas
James Thomas
Its Director
Duly authorized hereto

/s/ Robert L. Bratzler
Robert L. Bratzler, Ph.D.